EXHIBIT 99.1

                               CET SERVICES, INC.


FOR IMMEDIATE RELEASE:                    For More Information, Contact:
September 26, 2005                        Steven H. Davis, CEO and President
                                          (720) 875-9115
                                          Dale W. Bleck, CFO
                                          (720) 875-9115

                       AMEX NOTIFIES CET SERVICES, INC.
               THAT IT IS NONCOMPLIANT WITH LISTING STANDARDS

Centennial, CO. September 26, 2005   CET Services, Inc. (AMEX: "ENV") has
received notice from the American Stock Exchange that the Company is not in compliance with certain of the Exchange's continued listing standards. Specifically, the Company's shareholder's equity as of June 30, 2005 was less than $4 million and losses from continuing operations and/or net losses were incurred in three of the four most recent fiscal years.

In order to maintain the AMEX listing, CET Services, Inc. must submit a plan by October 20, 2005 advising the Exchange of what actions will be taken that would bring the Company into compliance with the continued listing standards within a maximum of 18 months from the date of the notification by the Exchange.

Upon receipt of the plan, the Listings Qualifications Department of the AMEX will make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance within the plan period of 18 months. If the plan is accepted, and subject to periodic review to determine progress consistent with the plan, the Company may be able to continue its listing during the plan period.

If CET Services, Inc. does not submit a plan, or submits a plan that is not accepted, the Company will be subject to delisting proceedings. Further, if the plan is accepted but the Company is not in compliance with listing standards at the end of the 18-month period or does not make progress consistent with the plan, delisting proceedings would be initiated.

Steven H. Davis, President and CEO, said, "We are developing a plan for submission to the American Stock Exchange, as well as considering what other alternatives the Company may pursue."

CET Services, Inc. is engaged in niche property development in urban areas with a preference for projects requiring some degree of remediation.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal security laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, the cyclical nature of residential housing in general, local economic conditions, interest rate volatility, weather related factors, and fluctuations in building material prices and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports.

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